Exhibit 7.B.

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Daiwa Capital Markets Europe Limited

5 King William Street

London EC4N 7AX

United Kingdom

Attn: Manager, Transaction Management

Tel: +44 20 7597 8000

Email: legalnoticesTM@uk.daiwacm.com

Barclays Bank PLC

1 Churchill Place

London E14 5HP

United Kingdom

Attn: Debt Syndicate

Tel: +44 20 7773 9098

Fax: +44 20 7516 7548

Email: syndicateasia@barclays.com

Citigroup Global Markets Limited

Citigroup Centre

Canada Square, Canary Wharf

London E14 5LB

United Kingdom

Attn: Fixed Income Syndicate Desk

Tel: +44 20 7986 9000

Mizuho Securities USA LLC

1271 Avenue of the Americas

New York, NY 10020, USA

Attn: Debt Capital Markets Desk,

with a copy to: The Office of the General Counsel at BA_DCM_Notices@mizuhogroup.com